SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            NUWAVE TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                    22-3387630
      (State or other jurisdiction                      (IRS Employer
      of incorporation or organization)               Identification No.)

                               ONE PASSAIC AVENUE
                           FAIRFIELD, NEW JERSEY 07004
               (Address of principal executive offices)(Zip Code)

                                 (973) 882-8810
                (Issuer's telephone number, including area code)
                                 --------------


    If this form relates to the              If this form relates to the
    registration of a class of               registration of a class of
    securities pursuant to Section 12(b)     securities pursuant to Section
    of the Exchange Act and is effective     12(g) of the Exchange Act and is
    pursuant to General Instruction          effective pursuant to General
    A.(c), please check the following        Instruction A.(d), please check the
    box. [  ]                                following box.  [X]

   Securities Act registration statement file number to which this form relates:
   333-70627
   ---------

   Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                  Name of Each Exchange on Which
      to be so Registered                  Each Class is to be Registered
      -------------------                  ------------------------------



       Securities to be registered pursuant to Section 12 (g) of the Act:

                           Class A Redeemable Warrants
           ------------------------------------------------------
                                (Title of Class)


           ------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered

Class A Redeemable Warrants

         The following discussion is a summary of certain terms and provisions of the Class A Redeemable Warrants contained in the Warrant Agreement, dated May 15, 1998, between NUWAVE Technologies, Inc. (the "Company") and American Stock Transfer & Trust Company (the "Warrant Agreement"). As such, it is qualified in its entirety by reference to the Warrant Agreement.

         Each Class A Redeemable Warrant entitles the holder to purchase one share of the Company's common stock, par value $.01 per share ("Common Stock") at any time until May 11, 2003 at an exercise price of $3.24 (the "Exercise Price"), subject to adjustment in certain circumstances to prevent dilution. The Class A Redeemable Warrants may be exercised in whole or in part, at any time and from time to time until May 11, 2003 through a cash or cashless exercise. Unless exercised, the Class A Redeemable Warrants will automatically expire on May 11, 2003.

         Under the Warrant Agreement, the Company agreed to use its best effort to file a registration statement under the Securities Act, registering the Class A Redeemable Warrants and the shares of Common Stock underlying the Class A Redeemable Warrants, upon demand, after December 9, 1998, and use its best efforts to have the registration statement declared effective by the Commission as soon as possible thereafter (the "Effective Date"). The Company filed an SB-2 registration statement on February 4, 1999, file no. 333-70627. It was declared effective on February 8, 1999. The Company agrees to keep the registration statement effective until expiration of the Class A Redeemable Warrants.

         The Class A Redeemable Warrants are subject to redemption by the Company at $.01 per Class A Redeemable Warrant at any time commencing 12 months after the Effective Date, or earlier with the prior written consent of Janssen-Meyers, on not less than 30 days prior written notice to the holders of the Class A Redeemable Warrants, provided the average closing bid quotation of the Common Stock as reported on the Nasdaq SmallCap Market, if traded thereon, or, if not traded thereon, the average closing bid quotation of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 250% of the then current Exercise Price of the Class A Redeemable Warrants, for a period of 30 consecutive trading days ending on the day prior to the date on which the Company gives notice of redemption. The Class A Redeemable Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.

         The Class A Redeemable Warrants were originally issued between May 19, 1998 and June 9, 1998 in connection with a private equity placement by the Company in which Janssen-Meyers Associates, L.P. ("Janssen-Meyers") acted as the Company's placement agent. Janssen-Meyers received for acting as placement agent a commission of 10% ($728,055) of the gross proceeds from the sale of the Common Stock and Class A Redeemable Warrants, as well as a 3% non-accountable expense allowance ($218,416) and reimbursement of other costs, including legal expenses relating to the offering ($77,171). In addition, Janssen-Meyers received as part of its compensation warrants, exercisable until May 11, 2003, to purchase up to
(i) 688,084 shares of the Company's Common Stock at a price per share ranging from $2.50 to $3.06 and (ii) 516,068 Class A Redeemable Warrants to purchase up to 516,068 shares of the Company's Common Stock at a price per share of $3.24.

         The warrant agent for the Class A Redeemable Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York.

Item 2.  Exhibits

 10.1 Warrant Agreement, dated May 15, 1998, between NUWAVE Technologies, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed with the Commission on June 11, 1998).*


-------------------

* The exhibit thus indicated is incorporated by reference as an exhibit hereto. Following the description of such exhibit is a reference to the copy of the exhibit heretofore filed separately with the Securities and Exchange Commission, to which there has been no amendment or change.


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


                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      NUWAVE TECHNOLOGIES, INC.
                                      (Registrant)



Date: May 27, 1999                   By:      /s/ Gerald Zarin
                                         ------------------------------
                                               Gerald Zarin
                                         Chairman of the Board, President
                                         and Chief Executive Officer





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